DIGITAL MEDIA BUYING SERVICES AGREEMENT

THIS AGREEMENT is made on the 1st day of October 2019

BETWEEN:

(A) with its principal office located at Wo Liu Hang Road, Fo Tan, Shatin, New Territories, Hong Kong (the "Client"); and

(B) **VS Media Limited,** with its principal office located at 6/F, KOHO, 73-75 Hung To Road, Kwun Tong, Kowloon, Hong Kong ("VS Media").

WHERAS:

1. The Client carries on retail and manufacturing businesses under various brands in Hong Kong, Macau and Mainland China.

2. VS Media is a media and communications agency.

3. The Client wishes to appoint VS Media to provide digital media planning and buying services for promotion of its goods and services in Hong Kong on the terms and conditions of this Agreement.

THE PARTIES AGREE as follows:

1 DEFINITIONS

1.1 In this Agreement:

"**VS Media Affiliate**" means a company which is a subsidiary or a direct or indirect holding company of VS Media, or any company which is a direct or indirect subsidiary of any such holding company;

"**Client Affiliate**" means a company which is a subsidiary or a direct or indirect holding company of Client, or any company which is a direct or indirect subsidiary of any such holding company;

"**Business Day**" means a day on which banks are open for business in Hong Kong;

"**Commencement Date**" means 1st October 2019;

"**Intellectual Property Rights**" means all intellectual property rights of whatever nature and all rights pertaining thereto, whether recorded or registered in any manner, including

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without limitation copyright, patents, trademarks, registered designs, trade secrets, brand names, domain names and comparable legal rights;

"**Services**" means the media planning and buying services as set out in Schedule 1 hereto;

"**Term**" means the duration of the term of this Agreement as specified in Clause 3 (including the Initial Term and any Renewal Term);

2 APPOINTMENT

2.1 The Client appoints VS Media to provide the Services as set forth in Schedule 1 in Hong Kong in relation to the products and/or services of the Client during the Term in accordance with this Agreement. VS Media accepts the appointment and agrees to provide the Services in accordance with the terms of this Agreement.

2.2 Any VS Media Affiliate or Client Affiliate may participate in the terms of this Agreement by entering into an accession agreement ("**Accession Agreement**") in substantially the form attached hereto as Schedule 5. Upon execution of the Accession Agreement by the interested parties, such Accession Agreement shall constitute a legally binding agreement between the applicable parties and acceptance of the application of all of the terms and conditions of this Agreement to the VS Media Affiliate and Client Affiliate mutatis mutandi unless specifically agreed otherwise. In the event of termination or suspension of an Accession Agreement, this Agreement shall remain in effect.

2.3 For the avoidance of doubt, VS Media's appointment is not exclusive in respect of Hong Kong, and the Client shall be entitled, in its sole discretion, to appoint other media agencies to provide the same or similar services in any part of or all of Hong Kong during the Term.

2.4 During the Term, VS Media shall notify Client in writing if VS Media wishes to take on any accounts or otherwise provide services similar to the Services to the competitors of the Client, which are listed out in Schedule 6, in Hong Kong. Client may update Schedule 6 from time to time in its absolute discretion.

3 TERM OF APPOINTMENT

This Agreement shall commence as of the Commencement Date and shall continue, subject to Clause 11, for a period of twenty four (24) months from the Commencement Date ("Initial Term"). The parties shall meet in good faith prior to the expiry of the Initial Term to discuss a renewal of the term of this Agreement on the same terms for a further 12 months ("Renewal Term").

4 STATUS AND OBLIGATIONS OF VS MEDIA

4.1 In performing the Services hereunder, VS Media shall act as an independent contractor, not as an agent, in respect of its dealings with third parties to procure media space.

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4.2 The Client hereby authorizes VS Media to:

(a) purchase and place advertising time and space for the Client in accordance with media schedules that have been expressly approved by the Client in writing in accordance with this Agreement; and

(b) enter into contracts with media vendors for the purchase and placing of advertising consistent with any pre-approved media schedules.

4.3 VS Media will co-operate with the Client and use all reasonable care, skill and diligence to make the advertising as successful as is to be expected from an agency properly experienced and competent in the provision of services which are similar to the Services.

4.4 VS Media shall use its reasonable endeavours to secure the most advantageous rates and prices for all space, time, services, and materials purchased for and on behalf of the Client.

4.5 VS Media undertakes and warrants as follows:

(a) that its specialist talents, through its integrated operating model, are and shall be competent and suitable in every respect, whether as to qualifications, experience or otherwise, to perform the Services;

(b) it shall perform all of its obligations under this Agreement using all reasonable care and skill, in an efficient, competent and professional manner and in accordance with best industry practice;

(c) it is experienced and skilled in providing services similar to the Services;

(d) it shall keep the Client informed regularly of, and promptly respond to any requests relating to, the progress of the Services in relation to any agreed deadlines and of all other material facts which may affect VS Media's role or relationship with the Client;

(e) it will not, and will ensure that its agents and subcontractors will not, negligently act or omit to act in any way without the Client's direction which could bring the Client or its name or any trademark or logo owned by it into disrepute, or which could be damaging or detrimental to the continuing reputation of the Client; and

(f) it shall comply with all applicable laws, statutes, regulations and codes of practice relating to the provision of the Services.

4.6 The parties shall hold regular reviews (at least quarterly or as mutually agreed) to identify and resolve any operational issues regarding the Services and to assess performance of VS Media in accordance with this Agreement.

4.7 VS Media shall provide the Client with the media tools and research materials as set out in Schedule 4 when it is applicable.

4.8. The parties shall meet in good faith: (i) on or prior to 30 Nov 2019; and (ii) on or around each one year anniversary thereafter during the Term, to assess VS Media's achievement of the key performance indicators set out in Schedule 3 ("KPIs") in the immediately

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preceding 12 (twelve) months and the score to be given to VS Media (each an "Assessment").

5 APPROVALS, CANCELLATIONS AND AMENDMENTS

5.1 After obtaining general approval for any aspect of an advertising campaign or other course of action ("the Campaign") from the Client, VS Media shall submit a detailed proposal including the following to the Client for Client's written approval in a mutually agreed timeline:

(a) media schedules, such as but not limited to an insertion order, of time, space, and any other facilities; and

(b) estimates of costs and expenses likely to be incurred in the course of a Campaign or other course of action agreed upon by the Client with VS Media as well as terms of payment.

5.2 For purposes of this Agreement, any required written approval may be via e-mail, provided that any such email approval is followed by a signed media schedule signed by the Client.

5.3 The Client shall not be liable to pay any of the costs, expenses or fees in relation to any Campaign which have not been approved by the Client or which have not been properly incurred pursuant to the terms hereof.

5.4 Where any Campaign or actions approved by the Client are subsequently modified or cancelled by the Client (not due to negligence or wilful act or omission of VS Media), VS Media shall take all reasonable steps to change, reject, cancel or stop any or all plans or work-in-progress previously approved by the Client provided that VS Media is able to do so within its contractual obligations to third parties. VS Media will advise the Client of any cancellation fees or penalties imposed by the relevant media owner for cancellation or modification of such plans or work in progress and if the Client elects to proceed with such cancellation, the Client shall reimburse VS Media for such cancellation fees or penalties. VS Media shall use reasonable endeavours to avoid, mitigate or reduce such fees or penalties and/or to explore alternative means to mitigate costs or benefit from the value of costs incurred where available, in lieu of paying such fees or penalties, provided that VS Media is able to do so within its contractual obligations to third parties.

5.5 Notwithstanding Clause 5.4, VS Media shall use reasonable endeavours to negotiate a waiver with the media owner on behalf of the Client at the time of any cancellation request (and also, if the contract with the media owner is bespoke to the Client, at the time of negotiating such contract) of any right to claim any cancellation or amendment penalty, but the Client acknowledges that VS Media cannot guarantee any waiver.

5.6 If extra fee is being charged by media owner which is incurred as a result of any delay or omission on the part of the Client, Client shall also bear such extra fee.

6 TERMS OF PAYMENT

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6.1 In consideration of the provision of the Services by VS Media, the Client shall pay to VS Media the service fee in accordance with the fees specified in Schedule 2 ("VS Media Fees"). VS Media shall provide original documents or evidence to show the fees charged by third party media ("Media Costs") for its purchase of advertising time and space for the Client, and other expenditures which Client shall reimburse VS Media, failing which Client shall have the right to refuse settling the invoice of VS Media.

6.2 For always-on continuous campaigns, such as but not limited to search engine marketing, display retargeting campaign, etc., VS Media shall invoice Client monthly in respect of the media charges and VS Media Fees. In case of no dispute, Client shall pay such invoices within 30 days from the date of receipt of the invoice, by either email or mail whatever earlier. VS Media shall also provide to the Client a monthly statement showing the total Media Costs with media plan attached and VS Media Fees to-date. For any dispute, Client should notify VS Media by email within 7 days after VS Media submitted to the invoice to Client. The invoices are considered accepted by Client if no email notification is received within 7 days.

6.3 For tactical campaigns, VS Media shall invoice Client after the end of the campaign in respect of the media charges and VS Media Fees together with the final data report and media plan attached. In case of no dispute, Client shall pay such invoices within 30 days from the date of receipt of the invoice, by either email or mail whatever earlier. For any dispute, Client should notify VS Media by email within 7 days after VS Media submitted to the invoice to Client. The invoices are considered accepted by Client if no email notification is received within 7 days.

6.4 Where special payment terms are specified by media owners or other third party vendors, VS Media shall obtain prior written approval from the Client and an invoice covering such payment will be prepared and sent by VS Media to Client for settlement.

6.5 The Client reserves the right to withhold payment of any invoice or part of an invoice which is not in accordance with this Agreement. On receipt of any such invoice the Client shall promptly (within 7 days) notify VS Media in writing of the reason for such withholding and pay the undisputed part of such invoice.

6.6 To the extent permitted by applicable law, provided that the Client pays VS Media's invoices on the due dates, VS Media will rebate the Client Benefits received from media owners to Client, if any. For the purposes of this Clause 6.6, "Client Benefits" means, subject to Client complying with any reasonable media owner qualifying conditions (which are notified to Client by VS Media), any commissions, discounts and rebates specifically negotiated by VS Media for the exclusive benefit of Client under this Agreement.

7 MEDIA: BUSINESS TERMS AND SELECTION

7.1 VS Media is committed to deliver competitive price positioning for the Services and will work proactively with the Client to deliver the most advantageous pricing to the reasonable satisfaction of the Client, and in any event to ensure that the Client is not being charged higher rates by the same media owners for the same media compared with the rates prior to the Commencement Date (except where media rate cards increase as a result of other external factors in the market).

7.2 VS Media shall use all reasonable skill, care and diligence in the selection and appointment of media suppliers. VS Media shall negotiate the commercial terms in the Client's best interests and shall ensure such appointments are in line with good industry practice. Should the Client request, VS Media will obtain more than one quote for a particular supply and discuss the quotes with the Client before placing an order.

7.3 Whilst VS Media shall endeavour to negotiate terms with all media owners that are in the Client's best interest.

7.4 On the Client's written request, VS Media shall supply the Client with details of the terms and conditions of the relevant media supplier.

7.5 VS Media shall obtain the Client's consent before commissioning services from any company in which VS Media has a financial interest.

7.6 VS Media expressly reserves the right to refuse to undertake the broadcast or placement of any advertising which, in VS Media's reasonable judgement, would be misleading, indecent, libellous, unlawful, or otherwise prejudicial to VS Media's interest or to Client's interest.

8 <u>CONFIDENTIAL INFORMATION</u>

8.1 Neither party (the "Recipient") shall, without the other party's ("Discloser") prior consent, divulge, reveal or disclose to any persons or entities any information involving Discloser's trade secrets, business methods, marketing plans, copyright materials, designs or other information deemed confidential ("Confidential Information").

8.2 The confidentiality obligations hereunder shall not apply to Confidential Information which (i) Recipient is in possession of at the time of disclosure by Discloser, (ii) is or hereafter becomes published or otherwise generally available to the public through no fault of Recipient, (iii) is received on a non-confidential basis from a third party without breach of this Agreement, (iv) is independently developed by the Recipient without reference to the confidential information; or (v) is required to be disclosed by court order, subpoena or other law or legal process.

9 <u>INTELLECTUAL PROPERTY RIGHTS</u>

9.1 VS Media will keep in its care materials entrusted to VS Media by the Client (the "Materials"). VS Media will be responsible for their reasonable safekeeping. Client hereby grants to VS Media a non-exclusive, royalty-free licence to use the Materials solely as necessary to perform the Services in accordance with this Agreement.

9.2 All Intellectual Property Rights in the Materials shall remain vested in the Client or the creator. All Intellectual Property Rights in any drawings, designs, ideas or other work of whatsoever nature created by VS Media for the Client for the purposes of or in relation to this Agreement (but specifically excluding tools or platforms used by VS Media to provide the Services and/or deliverables) ("the Works"), shall be and will remain the sole and exclusive property of the Client upon payment by the Client of the VS Media Fees

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and VS Media assigns (and shall procure that its personnel assign) to the Client (by way of present and future assignment) all such Intellectual Property Rights.

9.3 To the extent that any materials owned by VS Media or its affiliates prior to the Commencement Date or developed or created or acquired by VS Media or its affiliates other than in the course of providing the Services hereunder ("Agency Material") are incorporated into the Services or Works, VS Media licenses, or must procure a licence to the Client of, the right to use such Agency Material on a worldwide, royalty free, irrevocable and perpetual basis. All Intellectual Property Rights in and to Agency Material shall remain vested in VS Media or its affiliates.

9.4 To the extent that VS Media wishes to engage a third party to produce materials or there are otherwise any third party property rights in the Works ("Third Party Material"), VS Media shall use reasonable endeavours to procure a licence to the Client of the right to use such Third Party Material for the agreed territory, media, duration and purposes on such fees as approved by the Client.

9.5 VS Media shall not use or permit any use of the Client's name or any of its trademarks, logos, designs or other intellectual property rights ("Client's Marks") except as necessarily entailed in the provision of the Services, without the express written permission of the Client.

10 INDEMNITY

10.1 VS Media hereby agrees to indemnify and defend the Client against all losses, damages, liabilities and expenses which the Client may incur or sustain as a result of any third-party claims, demands or civil or criminal proceedings brought or threatened against the Client, where such claim, demand, proceedings or action arises out of or in connection with (i) VS Media's gross negligence or wilful misconduct, or (ii) any alleged or actual infringement of any third party's Intellectual Property Rights resulting directly or indirectly from the provision of the Services by VS Media including the use or possession of the Works or any Agency Material.

10.2 The Client hereby agrees to indemnify and defend VS Media against all losses, damages, liabilities and expenses which VS Media may incur or sustain as a result of any third-party claims, demands or civil or criminal proceedings brought or threatened against VS Media, where such claim, demand, proceedings or action arises out of or in connection with any alleged or actual infringement of any third party's Intellectual Property Rights resulting from the use of Materials supplied or prepared by the Client, or the use of the Client's Marks in accordance with this Agreement.

10.3 Without prejudice to the Client's other rights and remedies, the following will apply if any indemnity claim pursuant to Clause 10.1 above is made against VS Media. VS Media will, where possible, promptly do either of the following at its own expense as requested by the Client:

(a) VS Media will procure for the Client the right to continue using and possessing the Works or being provided with the Services; or

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(b) VS Media will remove or replace the infringing part of the Works or Services so as to avoid the infringement or alleged infringement, whilst ensuring compliance with the terms of this Agreement.

10.4 In respect of any indemnity claim under this Agreement, the party seeking indemnification shall use all reasonable endeavours to mitigate its losses and damages. The party seeking indemnification shall also:

(a) promptly give notice of any such claim to the other party, give reasonable assistance to the other party and not make any admission of liability in respect of any claim;

(b) provide the indemnifying party with such reasonable assistance and information as may be reasonably required;

(c) permit the indemnifying party on request to have sole control of the conduct of the defence and/or settlement of the claim. If that occurs, the indemnifying party shall keep the indemnified party regularly informed of the process of such claim and consult the indemnified party in respect of its progress; and

(d) have the right, but not the obligation, at its own expense to join in any proceedings if it chooses to.

11 LIMITATION OF LIABILITY

VS Media's and Client's respective maximum aggregate liability under or in connection with this Agreement, whether in contract, tort (including negligence) or otherwise, shall in no circumstances exceed the aggregate of Media Costs and VS Media Fees payable to VS Media hereunder during the 12 (twelve) months immediately preceding the relevant claim; and neither VS Media nor Client shall be liable under this Agreement for any loss of actual or anticipated income or profits, loss of contracts or for any special, indirect or consequential loss or damage of any kind howsoever arising and whether caused by tort (including negligence), breach of contract or otherwise, whether or not such loss or damage is foreseeable, foreseen or known and whether or not VS Media or Client has been advised of or are aware that such damages may be incurred; provided that nothing in this Agreement shall exclude or in any way limit VS Media's liability for fraud, or for death or personal injury caused by its negligence or any other liability to the extent such liability may not be excluded or limited as a matter of law.

12 TERMINATION

12.1 Either party may terminate this Agreement forthwith by notice in writing to the other if:

(a) the other party is in material breach of any of the terms of this Agreement and such breach is irremediable or, if the breach is capable of remedy, the other party fails to remedy such breach within 30 days of receipt of written notice giving full particulars of the breach and of the steps required to remedy it; or

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(b) a petition is presented for the making of a bankruptcy order, or a bankruptcy order is made, in respect of the other party, or the other party becomes insolvent, or is deemed unable to pay its debts as they fall due.

12.2 In addition, either party may terminate this Agreement after the first anniversary of the Commencement Date by serving no less than 3 month's written notice on the other party.

12.3 Upon termination of this Agreement for any reason, the Client shall pay to VS Media all sums due in respect of Services performed (that is, media ordered) and expenditure incurred by VS Media up to the date of termination. Unless otherwise requested or approved by the Client, VS Media shall not commit to or purchase any further media plans within the final 30 days of the Term.

12.4 Provisions of this Agreement which either are expressed to survive its termination or from their nature or context it is contemplated that they are to survive such termination, shall remain in full force and effect notwithstanding such termination.

13 FORCE MAJEURE

Neither party shall be deemed in default of this Agreement to the extent that performance of its obligations (other than payment obligations) or attempts to cure any breach are delayed or prevented by reason of any act of god, fire, natural disaster, accident, riots, acts of government, acts of war or terrorism, or any other similar cause beyond the reasonable control of such party.

14 ASSIGNMENT

Neither party shall assign, transfer, charge or deal in any other manner with this Agreement or any of its rights under it without the prior written consent of the other party, such consent not to be unreasonably conditioned, withheld or delayed.

15 ANTI-BRIBERY

15.1 Each party shall, and shall procure that its agents, directors, employees, officers and other persons associated with it who are performing services or providing goods in connection with this Agreement (including but not limited to sub-contractors) ("Personnel") shall (i) not engage in any form of bribery, corruption, extortion or embezzlement, or other unlawful conduct; and (ii) comply with all applicable laws, regulations, codes and sanctions relating to anti-bribery and anti-corruption ("Anti-Bribery Laws"). Each party undertakes that it shall maintain in place throughout the term of this Agreement adequate policies and procedures to ensure compliance with the Anti-Bribery Laws.

15.2 VS Media shall indemnify and hold harmless Client on a continuing basis against any costs, damages, liabilities, losses or expenses incurred by any member of Client or its directors, officers, employees, contractors, sub-contractors and agents arising out of or in connection with a breach by VS Media or its Personnel of Clause 15.1.

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15.3 Client may terminate this Agreement with immediate effect if it makes a good faith determination that VS Media or any of its Personnel has breached any of the provisions under Clause 15.1 and/or otherwise has committed a violation of the Anti-Bribery Laws.

16 GENERAL

16.1 This Agreement constitutes the exclusive, complete and final agreement between the parties with respect to the subject matter hereof and supersedes all prior proposals, negotiations, arrangements and other communications and understandings between the parties, whether oral or written, with respect to such subject matter. The parties agree that in the event that any suit or proceeding is brought in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

16.2 This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

16.3 No variation of this Agreement shall be valid unless it is in writing and signed by an authorised signatory on behalf of each of the parties.

16.4 The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

16.5 Except as expressly provided in this Agreement the rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

16 .6 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong SAR and the parties agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong SAR.

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For and on behalf of

For and on behalf of
VS MEDIA LIMITED

Name: Solly Leung
Title: Regional Director, Digital Media

SCHEDULE 1

SCOPE OF WORK

The Services to be provided are the following:

- To undertake strategic media planning and commitment based on thorough studies and analysis, optimizing opportunities appropriate to the Client.
- To negotiate on behalf of, or to negotiate together with the Client, to secure the most competitive rates with media owners, leveraging the Agency's total volumes.
- To undertake an active advisory role to the Client, and to provide optimal media investment and re-investments advice.
- To present to the Client monthly competitive analysis & monitor of competitor's media calendar and activities.
- To provide the Client on monthly basis the industry media landscape, in particular the digital scene, including update on overall media market trends and any new media development.
- To provide media update monthly, including global and local news useful & applicable to each business.
- To provide the Client with digital training as appropriate and mutually agreed.
- To recommend and present innovative and cutting-edge concepts and ideas.
- Based on the budgets provided, to prepare media plans and schedules for the achievement of the Client marketing objectives; to revise such plans and schedules as and when necessary subject to the approval of the Client.
- To place and secure all media bookings with media owners in accordance with media plans and schedules approved by the Client.
- To provide post campaign evaluation.
- To offer the same media costs and terms to the Client's co-branded supplier-sponsored programmes, provided that in each case, the Client is one of the key advertisers in the co-branded supplier-sponsored programme.

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SCHEDULE 2

The Fees

Client	Agency	Service Fee to be paid on the net net cost of Digital / Mobile	Service Fee to be paid on the net net cost of Biddable Media / SEM
	VS Media		

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SCHEDULE 3

KPIs / Agency Evaluation Form

		Unsatis-factory	Average	Good	Very Good	Excellent
		0	0.5	1	1.5	2
Commitment to Media Excellence						
Media Costs	Improvement on current costs with Media Owners					
Added Value	Additional bonus, free media secured					
Media Initiatives	Proactive on new media opportunities / evaluation & media update etc.					
Consumer & Market Insight	Research data sharing (e.g. CCS, Nielsen), consumer insights, competitive market update and other value ad input					
Reporting						
Timeliness	Timely report submission including competitive, marketplace, media performance					
Tracking & Evaluation	Useful and professional KPI tracking and evaluation					
Insight & Suggestion	Provides insights and suggest actions for improvement					
Service						
Accuracy & Timeliness	In delivering work as promised / requested					
Responsiveness & Flexibility	Fast response, & flexible in handling urgent requests / crisis / other ad hoc matters					
Problem Solving	Providing the appropriate solution for urgent problems, due to pre-emption, material delay, etc.					
Communication / Support						
Communication	Good communication among client & creative agency					
Level of Support	Consistency of team / senior management involvement					
Financial Administration	Provides timely and accurate invoices with relevant details etc.					

Full Scores: 20 points

Total Scores:	

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SCHEDULE 4

Media Tools and Research

Tools list – In-scope

	Hong Kong	
No.	Name	Function
1	Channel Factory	Content Selection
2	SocialBook	KOL Selection
3	Audience Insights	Audience details for precise targeting
4	Facebook Reach Curve	Facebook Planning
5	YouTube Reach Curve	YouTube Media Planning
6	Social Baker (Basic)	Social data
7	Google Analytics	Website Traffic Behaviour Analysis
8	Google Tag Manager	Tagging
9	Google Adwords Keywords Planner	SEM Optimization
10	SEM Rush	SEM Optimization
11	eMarketer	Advertising Data

Tools list – Out-scope

The tools below may incurred extra cost if client would like to adopt the tools since they are paid/subscription products.

Hong Kong	
Name	Function
*AdmanGo	Competitor Monitoring
Display & Video 360	DSP for RTB media buying
Data Studio	Data Visualization
Optimize 360	Test variations of sites and aoppos
Search Ads 360	Unified insights for search campaigns
Campaign Manager	For centralized tracking and attribution modeling
Sizmek	Ad-serving
Marin	Campaign Optimization
IAS	Brand Safety
K-Matrix	Social Monitoring
Social Baker	Social Monitoring, benchmarking

* AdmanGo require a direct subscription between Client and AdmanGo, VS Media can help to do the competitor reports once client has subscribed the services

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SCHEDULE 5

Form of Accession Agreement

This accession agreement ("**Accession Agreement**"), dated the last date of signature below and effective *[INSERT START DATE OF ACCESSION AGREEMENT'S SERVICES]* (the "**Accession Effective Date**"), is made between *[INSERT FULL NAME OF VS MEDIA OR VS MEDIA AFFILIATE]* [("**VS Media**") OR ("**VS Media Affiliate**")] and *[INSERT FULL NAME OF CLIENT OR CLIENT AFFILIATE]* [("**Client**") OR ("**Client Affiliate**")]. [VS Media OR VS Media Affiliate] and [Client OR Client Affiliate] are each a "**Party**" and together the "**Parties**".

BACKGROUND

A. VS Media Limited and entered into the Media Buying Services Agreement dated ________________ (the "**Agreement**").

B. *[[INSERT FULL NAME OF VS MEDIA AFFILIATE]* is a VS Media Affiliate] [and *[[INSERT FULL NAME OF CLIENT AFFILIATE]* is a Client Affiliate].

C. Clause 2.2 of the Agreement allows VS Media Affiliates and Client Affiliates to contract under the same terms of the Agreement by entering into an accession agreement in substantially the form set out in Schedule 5 of the Agreement.

The Parties agree as follows:

1. Incorporation of the Agreement by reference

1.1 Subject to the additions, deletions or modifications to the Agreement set out in Clause 2 below [VS Media OR VS Media Affiliate Affiliate] and [Client OR Client Affiliate] adopt and accept the terms and conditions of the Agreement, as may have been amended, varied, novated, supplemented or replaced from time to time in accordance with its terms prior to the Accession Effective Date, to create a separate agreement between the Parties. The terms of the Agreement are incorporated by reference into this Accession Agreement. Unless the context requires otherwise, capitalised terms undefined in this Accession Agreement will have the meaning given to them in the Agreement.

1.2 [Any references to VS Media in the Agreement shall be deemed to be a reference to VS Media Affiliate.] [Any references to Client in the Agreement shall be deemed to be a reference to Client Affiliate.]

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1.3 This Accession Agreement shall be considered a separate agreement between the Parties and no breach of this Accession Agreement, or any Statement of Work issued hereunder, shall be considered a breach of the Agreement or any other accession agreement. Likewise, no breach of the Agreement or other accession agreement shall be considered a breach of this Accession Agreement. Any recourse by either Party in connection with a breach of this Accession Agreement will be limited to the breaching Party only.

2. <u>Additions, deletions or modifications to the Agreement</u>

2.1 *[ENTER ANY ADDITIONS, DELETIONS OR MODIFICATIONS TO AGREEMENT AS NECESSARY FOR THIS ACCESSION AGREEMENT, OTHERWISE PUT "NONE"]*

2.2 Except as expressly set forth in this Clause 2, the terms of the Agreement shall apply as if fully set forth in this Accession Agreement.

Executed for and on behalf of [VS Media OR VS Media Affiliate] and [Client OR Client Affiliate].

[VS MEDIA OR VS MEDIA AFFILIATE]		**[CLIENT OR CLIENT AFFILIATE]**	
Signature	[SAMPLE – DO NOT SIGN]	Signature	[SAMPLE – DO NOT SIGN]
Name		Name	
Title		Title	
Date of signature		Date of signature	

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SCHEDULE 6

Competitor List

	Hong Kong
No.	Competitors
1	
2	
3	
4	
5	
6	
7	
8	

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